Exhibit 99.1
Press Release
DENVER, CO – May 6, 2020	Contact: Trent Trujillo
Phone: 720.283.6135

UDR ANNOUNCES FIRST QUARTER 2020 RESULTS AND WITHDRAWS FULL-YEAR 2020 GUIDANCE

UDR, Inc. (the “Company”) First Quarter 2020 Highlights:

•	Net income per share was $0.01, Funds from Operations (“FFO”) per share was $0.53, FFO as Adjusted (“FFOA”) per share was $0.54, and Adjusted FFO (“AFFO”) per share was $0.51.
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Net income attributable to common stockholders was $4.2 million as compared to $23.5 million in the prior year period. The decrease was primarily due to increased depreciation from communities acquired during 2019 and 2020, partially offset by net operating income (“NOI”) growth.

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The Company introduced Combined Same-Store metrics, which include the impact of the 11 Joint Venture communities that were acquired in 2019 totaling 3,619 homes as if they were 100 percent owned by UDR during all periods presented.

•	Year-over-year (“YOY”) Combined Same-Store revenue, expense and NOI growth was 3.0 percent, 1.7 percent and 3.5 percent, respectively.
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The Company continues to implement its Next Generation Operating Platform, which drove Combined Same-Store controllable operating margin expansion of approximately 60 basis points YOY to 84.7 percent, and reduced Combined Same-Store controllable expenses by 1.1 percent YOY.

•	The Company’s Combined Same-Store operating margin (property NOI divided by property rental income) was 71.2 percent as compared to 70.8 percent in the prior year period.
•	As previously announced, the Company:
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Entered into forward sales agreements under the Company’s at-the-market equity program for approximately 2.1 million common shares at a weighted average initial forward price per share of $49.56, subject to adjustments.

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Acquired The Slade at Channelside, a 294-home community in Tampa, FL, for $85.2 million and The Arbory, a 276-home Developer Capital Program community in suburban Portland, OR, pursuant to its option, for a cash outlay of $53.9 million.

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Committed to providing $20.1 million to a 142-home Developer Capital Program community in Thousand Oaks, CA. As of March 31, 2020, the Company had funded $6.0 million, including its preferred return, or 30 percent, of the committed amount.

Subsequent to Quarter-End Highlights:

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The Company is providing a summary of April operations, which can be found on page 3 of this Press Release. Highlights include: (1) 98.0 percent of residents paid at least a portion of monthly rent, (2) cash collections of 95.5 percent, and (3) weighted average occupancy of 96.6 percent.

•	The Company sold Waterscape, a 196-home community located in Greater Seattle, WA, for gross proceeds of $92.9 million.
•	The Company is under contract, with a nonrefundable deposit, to sell Borgata Apartment Homes, a 71-home community located in Greater Seattle, WA, for $49.7 million.

As a result of uncertainties due to the ongoing Novel Coronavirus (COVID-19) pandemic, the Company has withdrawn its previously provided full-year 2020 guidance outlook.

“While first quarter 2020 results met expectations, it is difficult to forecast the ultimate impact the COVID-19 pandemic will have on our business, our country, and the economy. I am proud of how the Company, our associates, and our residents have risen to the challenges put to them as we continue to work together to overcome this still evolving situation,” said Tom Toomey, UDR’s Chairman and CEO. “UDR is in a strong position to manage these challenges going forward due to our experienced team, healthy liquidity profile and balance sheet, as well as our innovative Next Generation Operating Platform, which allows us to electronically interact with, and provide service to, residents and prospects throughout our diversified portfolio.”

	Q1 2020	Q1 2019
Net income per common share, diluted	$0.01	$0.08
Conversion from GAAP share count	(0.001)	(0.008)
Depreciation and amortization, including JVs	0.513	0.420
Noncontrolling interests and preferred dividends	0.004	0.010
FFO per common share and unit, diluted	$0.53	$0.51
Promoted interest on settlement of note receivable, net of tax	-	(0.021)
Legal and other costs	0.002	0.012
Unrealized (gain)/loss on unconsolidated investments, net of tax	0.000	(0.001)
Severance costs and other restructuring expense	0.005	-
Casualty-related charges/(recoveries), including JVs, net	0.004	0.001
FFOA per common share and unit, diluted	$0.54	$0.50
Recurring capital expenditures	(0.029)	(0.024)
AFFO per common share and unit, diluted	$0.51	$0.47

A reconciliation of FFO, FFOA and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s first quarter Supplemental Financial Information.

Operations

In the first quarter, total revenue increased by $50.8 million year-over-year, or 18.8 percent, to $321.5 million. This increase was primarily attributable to growth in revenue from operating and acquisition communities.

In the first quarter, the Company,

•	Introduced Combined Same-Store metrics which include the impact of the 11 Joint Venture communities totaling 3,619 homes that were acquired in 2019; and,
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Introduced Other Markets as a category for its operating reporting structure, as management believes operating results in markets where the Company operates less than 1,000 Combined Same-Store homes are not representative of fundamentals for those markets as a whole. As such, Other Markets includes six markets that the Company operates in that do not have at least 1,000 Combined Same-Store homes.

First quarter Combined Same-Store NOI increased 3.5 percent year-over-year, driven by Combined Same-Store revenue growth of 3.0 percent and Combined Same-Store expense growth of 1.7 percent. Weighted average Combined Same-Store physical occupancy increased by 30 basis points to 97.0 percent versus the prior year period. The first quarter annualized rate of turnover decreased by 30 basis points to 38.2 percent versus the prior year period.

Summary of Combined Same-Store Results First Quarter 2020 versus First Quarter 2019

				(1)
Region	Revenue Growth	Expense Growth/(Decline)	NOI Growth	% of Combined Same-Store Portfolio(1)	Occupancy(2)	Number of Homes(3)
West	3.5%	3.4%	3.5%	39.3%	97.0%	12,545
Mid-Atlantic	2.4%	0.5%	3.2%	23.8%	97.3%	10,762
Northeast	2.6%	6.0%	1.0%	14.0%	96.8%	3,892
Southeast	2.6%	1.9%	2.9%	10.8%	96.8%	7,047
Southwest	3.9%	(5.1)%	10.4%	7.3%	97.1%	5,136
Other Markets	2.3%	(0.3)%	3.3%	4.8%	96.2%	2,147
Total	3.0%	1.7%	3.5%	100.0%	97.0%	41,529

(1)Based on Q1 2020 Combined Same-Store NOI.

(2)Weighted average Combined Same-Store occupancy for the quarter.

(3)During the first quarter, 41,529 apartment homes were classified as Combined Same-Store. The Company defines QTD Combined Same-Store Communities as those communities stabilized for five full consecutive quarters, including the 11 Joint Venture communities acquired in 2019 totaling 3,619 homes as if they were 100 percent owned by UDR during all periods presented. Combined Same-Store communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

In the first quarter, sequential Combined Same-Store NOI was slightly positive, driven by Combined Same-Store revenue growth of 0.9 percent and Combined Same-Store expense growth of 3.1 percent. Weighted average Combined Same-Store physical occupancy increased by 20 basis points sequentially to 97.0 percent.

April Operational Trends

Due to economic challenges and related government actions and regulations as a result of COVID-19, the Company is providing a selection of subsequent operational trends through April 2020.

Summary of First Quarter and April 2020 Operational Trends versus April 2019

Multifamily Operating Metric	Q1 2020	April 2020(1)	April 2019
Cash rents received (as % of billed rent)	99.6%	95.5%	99.6%
Residents who paid at least a portion of monthly rent (% of units)	99.8%	98.0%	99.8%
Residents who paid monthly rent in full (% of units)	99.5%	95.3%	99.5%
Residents who paid a portion of monthly rent (% of units)	0.3%	2.7%	0.3%
Residents who have not paid at least a portion of monthly rent (% of units)	0.2%	2.0%	0.2%
Leasing Traffic(2)	835	782	966
Applications(3)	6,816	2,148	2,531
Lease Closing Ratio(4)	28.2%	54.4%	31.0%
Annualized Turnover	38.2%	40.0%	47.2%
Weighted Average Occupancy	97.0%	96.6%	96.8%
Effective Blended Lease Rate Growth(5)	2.8%	2.0%	4.3%

(1)April 2020 collections data as of May 4, 2020.

(2)The Company defines Leasing Traffic as average daily leads.

(3)The Company defines Applications as the total (or gross) number of applications received.

(4)The Company defines Lease Closing Ratio as leases signed as a percentage of visits.

(5)The Company defines Effective Blended Lease Rate Growth as the combined proportional growth as a result of Effective New Lease Rate Growth (the increase in gross potential rent realized less concessions for the new lease term, or current effective rent, versus prior resident effective rent for the prior lease term on new leases commenced during the current quarter) and Effective Renewal Lease Rate Growth (the increase in gross potential rent realized less concessions for the new lease term, or current effective rent, versus prior effective rent for the prior lease term on renewed leases commenced during the current quarter).

“I am pleased to report that 98 percent of our residents paid all or part of April rent, and that operating trends, including traffic patterns and applications submitted, have improved meaningfully over the past several weeks,” said Jerry Davis, UDR’s President and Chief Operating Officer. “We continue to work with each of our residents that were negatively impacted by COVID-19, which has helped to reduce turnover, improve our retention rates and maintain strong occupancy of 96.6 percent.”

Retail tenant income accounts for less than 2 percent of the Company’s consolidated NOI. In April, the Company collected 63 percent of total billed retail rent. The Company has arranged, or is in discussions on arranging, rent accommodations with tenants that amount to an additional 34 percent of monthly billed retail rent. Delinquencies amount to 3 percent of total retail rent due in April.

Wholly Owned Transactional Activity

As previously announced, during the quarter the Company:

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Acquired The Slade at Channelside, a 294-home community in Tampa, FL, for $85.2 million or $290,000 per home. At the time of the acquisition, the 11 year-old community had average monthly revenue per occupied home of $1,898 and occupancy of 92 percent.

Subsequent to quarter-end, the Company:

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Sold Waterscape, a 196-home community located in Greater Seattle, WA, for gross proceeds of $92.9 million, or $474,000 per home. At the time of sale, the 6 year-old community had an average monthly revenue per occupied home of $2,476 and occupancy of 97 percent.

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Is under contract, with a  nonrefundable deposit, to sell Borgata Apartment Homes, a 71-home community located in Greater Seattle, WA, for $49.7 million, or $700,000 per home. During the quarter, the 19 year-old community had a weighted average monthly revenue per occupied home of $3,301 and occupancy of 97 percent.

Development Activity

At the end of the first quarter, the Company’s development pipeline totaled $278.5 million and was 34 percent funded. The Company’s active pipeline includes 3 development communities, 1 each in Addison, TX, Denver, CO, and Dublin, CA, for a combined total of 878 homes. The development pipeline is currently expected to produce a weighted average spread between stabilized yields and current market cap rates of 150 to 200 basis points.

Developer Capital Program (“DCP”) Activity

At the end of the first quarter, the Company’s DCP investments, including accrued return, totaled $409.1 million. As previously announced, during the quarter the Company:

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Committed to providing $20.1 million of capital to a 142-home multifamily development located in Thousand Oaks, CA. The investment yields 9.0 percent on the Company’s capital outstanding with a profit participation upon sale of the community. As of March 31, 2020, the Company had funded $6.0 million, including its preferred return, or 30 percent, of the committed amount.

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Closed on the acquisition of The Arbory pursuant to its option, acquiring the approximately 51 percent interest it did not own from its West Coast Development Joint Venture. The Arbory is a 276-home community completed in 2018 in suburban Portland, OR. The cash outlay for the acquisition totaled $53.9 million, including the payoff of debt, and the Company’s blended all-in investment in the community was $72.3 million. At the time of acquisition, average monthly revenue per occupied home was $1,545 and occupancy was 94 percent.

Capital Markets and Balance Sheet Activity

As previously announced, during the first quarter the Company:

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Entered into forward sales agreements under the Company’s at-the-market equity program for approximately 2.1 million common shares at a weighted average initial forward price per share of $49.56, which will be adjusted at settlement to reflect the then-current federal funds rate and the amount of dividends paid to holders of UDR common stock over the term of the forward sales agreements. No shares under the forward sales agreements have been settled. The final dates by which shares sold under the forward sales agreements must be settled range between February 12, 2021, and March 3, 2021.

•	Issued $200.0 million of unsecured debt at an effective interest rate of 2.53 percent with 9.9 years to maturity.

At April 30, 2020, the Company had $399.8 million outstanding under its revolving credit facility, leaving approximately $775.2 million of liquidity through a combination of cash and undrawn capacity on its credit facilities. For the remainder of 2020, the Company has only $204.0 to $269.0 million in identified potential forward capital uses, excluding scheduled debt maturities and principal amortization of $119.0 million. This is set against $195.0 million of capital sources from the completed sale of Waterscape and the potential settlement of previously announced forward equity sales agreements. The Company expects to fund any remaining capital uses with a combination of previously announced dispositions that are currently under contract, potential new debt issuances, and future AFFO in excess of dividend distributions. Please see Attachment 15 of the Company’s first quarter Supplemental Financial Information for additional details.

The Company’s total indebtedness as of March 31, 2020 was $4.9 billion, with maturities through 2022 totaling approximately $106.0 million (or approximately 2 percent of total consolidated debt outstanding), excluding principal amortization and amounts on the Company’s working capital credit facility. The Company ended the quarter with fixed‑rate debt representing 92.8 percent of its total debt, a total blended interest rate of 3.28 percent and a weighted average years to maturity of 7.1 years. The Company’s consolidated leverage was 35.0 percent versus 34.2 percent a year ago, its consolidated net‑debt-to-EBITDAre was 6.0x versus 6.1x a year ago and its consolidated fixed charge coverage ratio was 4.8x versus 4.9x a year ago.

Senior Management

Effective April 1, 2020, Warren L. Troupe transitioned from the role of Senior Executive Vice President to Senior Advisor to the Office of the Chairman. In conjunction with the transition, Mr. Troupe has agreed to a consulting agreement with the Company running through December 2022 and renews annually thereafter unless terminated by either party. In this role, Mr. Troupe will continue to assist with the Company’s transactional, risk management, legal and capital markets activities, as well as provide expertise pertaining to special projects for the Chairman.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the first quarter of 2020 in the amount of $0.3600 per share. The dividend was paid in cash on April 30, 2020 to UDR common stock shareholders of record as of April 10, 2020. The first quarter 2020 dividend represented the 190th consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 3:00 p.m. Eastern Time on May 7, 2020 to discuss first quarter results as well as high-level views for 2020.

The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

This quarter, given the combination of a high volume of conference calls occurring during this time of year generally and the impact that the COVID-19 pandemic has had on staffing and capacity at our conference call provider, we anticipate potential delays if you dial in to be connected to the live call. As a result, we encourage stockholders and interested parties to join us for the Company’s earnings results discussion via the webcast link. If you choose to dial in to the live call, please allow extra time to be connected to the call.

A replay of the conference call will be available through June 7, 2020, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13701957, when prompted for the passcode.

A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of March 31, 2020, UDR owned or had an ownership position in 51,587 apartment homes including 878 homes under development. For over 47 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.